Moody National REIT I, Inc. POSAM

Exhibit 15.1

February 17, 2012

Moody National REIT I, Inc.
Houston, Texas

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Moody National REIT I, Inc. and subsidiaries (the “Company”) for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, as indicated in our reports dated February 14, 2012; because we did not perform audits, we did not express such an opinion on that information.

We are aware that our reports referred to above, which are included in the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, are incorporated by reference in this Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 of Moody National REIT I, Inc. (File No. 333-150612), filed with the Securities and Exchange Commission on February 17, 2012.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ FRAZIER & DEETER, LLC

Atlanta, Georgia